10.3 Vincent J. Trapasso salary incentive.

                                     thatlook.com
May 21, 2001

Vincent Trapasso
Vice President of Practice Services

Dear Vince:

I realize how hard you have been working over the past few years. I understand that you have been without a raise for quite some time. I wanted to present to you something that I believe is a home run under the current circumstances. As a result of your hard work I offer you the following pay increase based on cash receipts in a given month. What I mean by that is the total amount of checks or credit cards that we cash in a given month irrespective of what period they relate to.

The categories are,

                     Cash Receipts                Salary
                     -------------                ---------
Category 1           $  833,000 per month         $105,000
Category 2           $1,666,667 per month         $130,000
Category 3           $2,500,000 per month         $155,000
Category 4           $3,333,000 per month         $180,000
Category 5           $4,166,667 per month         $200,000

Once we hit these categories for one month the next month the pay goes up and if the category is not maintained salary will be paid based on the category we are in.

In order for you to qualify for this monthly pay increase the following must occur.

    1. The Company must be cash break even or better. What this means is a total of all the receipts collected operationally, meaning credit cards and checks, minus all of the Company expenses with the exception of non-cash charges.

    2. The Practice Services department has a 100% adherence to the Procedure Manual and a minimum of five (5) new Memorandum of Agreements signed monthly.

Respectfully,

/s/Gerard A. Powell


Signed by the Chief Executive Officer on behalf of the Board of Directors thatlook.com, Inc.

GAP/km


     Phone (570) 420-0318 ext. 6733   1-800-867-2543   Fax (570) 420-1355
                   5003 Route 611 - Stroudsburg, PA 18360
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